UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 8, 2016

Commission file number 000-21513

DXP Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7272 Pinemont, Houston, Texas 77040	(713) 996-4700
(Address of principal executive offices)	Registrant’s telephone number, including area code.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed on its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2016, DXP Enterprises, Inc. (the “Company”) entered into the fourth amendment to its amended and restated credit agreement, dated as of August 15, 2016, by and among the Company, the borrower and lender parties thereto and Wells Fargo Bank National Association as administrative agent. The fourth amendment amended that certain amended and restated credit agreement, dated as of January 2, 2014, by and among the Company, the borrower and lender parties thereto and Wells Fargo Bank National Association, as Issuing Lender, Swingline Lender and Administrative Agent (as supplemented and amended, the “Facility”). In light of the Company entering into the fourth amendment to its Facility, it desires to add the following risk factors to its disclosure related to the Facility.

Risk Factors

There can be no assurance that we will be able to pay the additional mandatory principal payments of $55 million as required by the fourth amendment to our credit facility in addition to the existing requirement to pay approximately $41 million in principal by March 31, 2017, as required by the terms of our credit facility, as amended.

The Fourth Amendment to the Amended and Restated Credit Agreement, dated as of August 15, 2016 (the “Fourth Amendment”), requires additional mandatory prepayments in an amount equal to $30 million (including $17 million to be applied to the term loan) by December 31, 2016 and $25 million (including $14 million to be applied to the term loan) by March 31, 2017. These payments are in addition to the Company’s previously existing obligation under the credit facility to make principal payments on the last business day of each fiscal quarter in an amount of $12.5 million per quarter for the fiscal quarter periods ending September 30, 2016 through and including December 31, 2016, and $15.625 million per quarter for the fiscal quarter periods ending March 31, 2017 through March 31, 2018. If the Company is unsuccessful in raising capital through debt or equity financings, or the sale of non-core assets, the Company may not be able to meet these required payments.

A further deterioration in the oil and gas sector or other circumstances may negatively impact our business and results of operations and thus hinder our ability to comply with financial covenants under our credit facility, including the Consolidated EBITDA financial covenant.

A further deterioration of the oil and gas sector or other circumstances that reduce our earnings may hinder our ability to comply with certain financial covenants under our credit facility. Specifically, compliance with the Consolidated EBITDA covenant depends on our ability to maintain net income and prevent losses. There can be no assurance that in the future the Company will be able to comply with the covenants or, if it is not able to do so, that its lenders will be willing to waive such non-compliance or further amend such covenants. If it is unable to comply with its financial covenants or obtain a waiver or amendment of those covenants or obtain alternative financing, the Company’s business and financial condition would be adversely affected.

We likely will need to amend our credit facility or obtain alternative financing during the next eighteen months.

Because our credit facility, as amended by the Fourth Amendment, matures on March 31, 2018, and the financial covenants become more restrictive after June 30, 2017, we will need to amend our credit facility or obtain alternative financing including additional debt and/or equity during the next two years. Such alternative financings may include additional bank debt or the public or private sale of debt or equity securities. In connection with any such financing, we may issue securities that substantially dilute the interests of our shareholders. Our ability to amend the credit facility or to obtain alternative financing on attractive terms, if at all, may be affected by our recent difficulty meeting the financial covenants in the credit facility and will depend in part on prevailing economic conditions and other factors, including factors beyond the Company’s control.

Other Matters

Under the terms of the Fourth Amendment to our Facility, a financial covenant holiday was provided through June 30, 2017 for the Consolidated Leverage Ratio and Consolidated Fixed Charge Ratio. However, in the Company’s Form 10-Q for the quarter ended June 30, 2016, a paragraph regarding the Company’s Consolidated Leverage Ratio under the Facility was inadvertently duplicated and the following paragraph was omitted. This paragraph should be read with the disclosure on the top of page 23 of such Form 10-Q.

Consolidated Fixed Charge Coverage Ratio - The Facility requires that the Consolidated Fixed Charge Coverage Ratio on the last day of each quarter be not less than 1.25 to 1.00 from July 1, 2017 and thereafter, with “Consolidated Fixed Charge Coverage Ratio” defined as the ratio of (a) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending on such date minus capital expenditures during such period (excluding acquisitions) minus income tax expense paid minus the aggregate amount of restricted payments defined in the agreement to (b) the interest expense paid in cash, scheduled principal payments in respect of long-term debt and the current portion of capital lease obligations for such 12-month period, determined in each case on a consolidated basis for DXP and its subsidiaries. At June 30, 2016, the Company’s Consolidated Fixed Charge Coverage Ratio was 0.75 to 1.00, but the Facility does not require compliance with the Consolidated Fixed Charge Coverage Ratio from June 30, 2016 through June 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DXP ENTERPRISES, INC.

September 8, 2016	By:	/s/ Mac McConnell
Mac McConnell
Senior Vice President/Finance, Chief Financial Officer and Secretary